Exhibit 99.1

News Release

Sunoco LP Announces Second Quarter 2022 Financial and Operating Results

•Reports strong second quarter results including net income of $121 million, Adjusted EBITDA(1) of $214     million and Distributable Cash Flow, as adjusted(1) of $159 million
•Current quarter distribution coverage of 1.83 times and trailing twelve months coverage of 1.70 times with leverage of 4.17 times at the end of the second quarter
•Reaffirms full-year 2022 Adjusted EBITDA(1)(2) guidance of $795 to $835 million

DALLAS, August 3, 2022 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the three-month period ended June 30, 2022.

Financial and Operational Highlights
For the three months ended June 30, 2022, net income was $121 million versus $166 million in the second quarter of 2021.

Adjusted EBITDA(1) for the quarter was $214 million compared with $201 million in the second quarter of 2021. The increase in Adjusted EBITDA(1) reflects higher reported fuel margins and volumes, and the impact of recent acquisitions, partially offset by higher operating expenses(3).

Distributable Cash Flow, as adjusted(1), for the quarter was $159 million, compared to $145 million a year ago.

The Partnership sold approximately 2.0 billion gallons of fuel in the second quarter of 2022, up 3% vs. the second quarter of 2021. Fuel margin for all gallons sold was 12.3 cents per gallon for the quarter compared to 11.3 cents per gallon a year ago.

Distribution and Coverage

On July 26, 2022, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2022 of $0.8255 per unit, or $3.3020 per unit on an annualized basis. The distribution will be paid on August 19, 2022 to common unitholders of record on August 8, 2022. SUN’s current quarter cash coverage was 1.83 times and trailing twelve months coverage was 1.70 times.

Liquidity and Leverage

At June 30, 2022, SUN had $869 million of borrowings against its revolving credit facility and other long-term debt of $2.7 billion. The Partnership maintained liquidity of approximately $625 million at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 4.17 times at the end of the second quarter.

Capital Spending

SUN's total capital expenditures for the second quarter were $29 million, which included $24 million for growth capital and $5 million for maintenance capital. For the full-year 2022, SUN continues to expect growth capital expenditures of at least $150 million and maintenance capital expenditures of approximately $50 million.

SUN’s segment results and other supplementary data are provided after the financial tables below.

(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

(3)    Operating expenses include general and administrative, other operating and lease expenses.

Earnings Conference Call

Sunoco LP management will hold a conference call on Wednesday, August 3, 2022, at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent instability in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts
Investors:

Scott Grischow, Treasurer, Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com

James Heckler, Director – Investor Relations and Corporate Finance
(214) 840-5415, james.heckler@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$168	$25
Accounts receivable, net	906	526
Receivables from affiliates	13	12
Inventories, net	757	534
Other current assets	334	95
Total current assets	2,178	1,192

Property and equipment	2,652	2,581
Accumulated depreciation	(976)	(914)
Property and equipment, net	1,676	1,667
Other assets:
Finance lease right-of-use assets, net	9	9
Operating lease right-of-use assets, net	516	517
Goodwill	1,587	1,568

Intangible assets	997	902
Accumulated amortization	(383)	(360)
Intangible assets, net	614	542
Other noncurrent assets	212	188
Investment in unconsolidated affiliate	131	132
Total assets	$6,923	$5,815
Liabilities and equity
Current liabilities:
Accounts payable	$995	$515
Accounts payable to affiliates	171	59
Accrued expenses and other current liabilities	314	291
Operating lease current liabilities	19	19
Current maturities of long-term debt	—	6
Total current liabilities	1,499	890
Operating lease noncurrent liabilities	521	521
Revolving line of credit	869	581
Long-term debt, net	2,669	2,668
Advances from affiliates	118	126
Deferred tax liability	156	114
Other noncurrent liabilities	111	104
Total liabilities	5,943	5,004
Commitments and contingencies
Equity:
Limited partners:
Common unitholders (83,762,266 units issued and outstanding as of June 30, 2022 and 83,670,950 units issued and outstanding as of December 31, 2021)	980	811
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of June 30, 2022 and December 31, 2021)	—	—
Total equity	980	811
Total liabilities and equity	$6,923	$5,815

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Motor fuel sales	$7,678	$4,292	$12,955	$7,655
Non motor fuel sales	102	66	192	139
Lease income	35	34	70	69
Total revenues	7,815	4,392	13,217	7,863
Cost of sales and operating expenses:
Cost of sales	7,470	4,039	12,442	7,159
General and administrative	30	27	57	51
Other operating	83	61	164	122
Lease expense	15	14	31	29
Gain on disposal of assets	(5)	(8)	(5)	(8)
Depreciation, amortization and accretion	49	43	96	90
Total cost of sales and operating expenses	7,642	4,176	12,785	7,443
Operating income	173	216	432	420
Other income (expense):
Interest expense, net	(45)	(43)	(86)	(84)
Equity in earnings of unconsolidated affiliate	1	1	2	2
Loss on extinguishment of debt	—	—	—	(7)
Income before income taxes	129	174	348	331
Income tax expense	8	8	11	11
Net income and comprehensive income	$121	$166	$337	$320

Net income per common unit:
Basic	$1.22	$1.76	$3.56	$3.37
Diluted	$1.20	$1.73	$3.52	$3.33

Weighted average common units outstanding:
Basic	83,737,613	83,350,567	83,710,409	83,346,719
Diluted	84,767,972	84,402,867	84,749,895	84,276,640

Cash distributions per common unit	$0.8255	$0.8255	$1.6510	$1.6510

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth below are presented for the three months ended June 30, 2022 and 2021 and have been derived from our historical consolidated financial statements.

	Three Months Ended June 30,
	2022				2021
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$7,481	$197	$7,678		$4,139	$153	$4,292
Non motor fuel sales	41	61	102		16	50	66
Lease income	32	3	35		32	2	34
Total revenues	$7,554	$261	$7,815		$4,187	$205	$4,392
Cost of Sales:
Motor fuel sales	$7,248	$185	$7,433		$3,874	$141	$4,015
Non motor fuel sales	10	27	37		2	22	24
Lease	—	—	—		—	—	—
Total cost of sales	$7,258	$212	$7,470		$3,876	$163	$4,039
Net income and comprehensive income			$121				$166
Adjusted EBITDA (1)	$200	$14	$214		$191	$10	$201
Operating Data:
Total motor fuel gallons sold			1,985				1,933
Motor fuel gross profit cents per gallon (2)			12.3	¢			11.3	¢

The following table presents a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA to Distributable Cash Flow, as adjusted, for the three months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022	2021
	(in millions)
Segment Adjusted EBITDA
Fuel distribution and marketing	$200	$191
All other	14	10
Consolidated Adjusted EBITDA	214	201
Depreciation, amortization and accretion	(49)	(43)
Interest expense, net	(45)	(43)
Non-cash unit-based compensation expense	(3)	(3)
Gain on disposal of assets	5	8
Unrealized gain on commodity derivatives	11	2
Inventory adjustments	1	59
Equity in earnings of unconsolidated affiliate	1	1
Adjusted EBITDA related to unconsolidated affiliate	(3)	(2)
Other non-cash adjustments	(3)	(6)
Income tax expense	(8)	(8)
Net income and comprehensive income	$121	$166

Adjusted EBITDA (1)	$214	$201
Adjusted EBITDA related to unconsolidated affiliate	(3)	(2)
Distributable cash flow from unconsolidated affiliate	1	1
Cash interest expense	(43)	(39)
Current income tax expense	(5)	(9)
Maintenance capital expenditures	(5)	(7)
Distributable Cash Flow	159	145
Transaction-related expenses	—	—
Distributable Cash Flow, as adjusted (1)	$159	$145

Distributions to Partners:
Limited Partners	$69	$69
General Partners	18	18
Total distributions to be paid to partners	$87	$87
Common Units outstanding - end of period	83.8	83.4
Distribution coverage ratio (3)	1.83x	1.67x
___________________________

(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliate based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliate. Adjusted EBITDA related to unconsolidated affiliate excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliate, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliate. We do not control our unconsolidated affiliate; therefore, we do not control the earnings or cash flows of such affiliate. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliate as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.
(3)The distribution coverage ratio for a period is calculated as the non-GAAP measure of Distributable Cash Flow, as adjusted, divided by distributions expected to be paid to partners of Sunoco LP in respect of such a period.